Exhibit 21

SUBSIDIARIES OF OPKO HEALTH, INC.

NAME	JURISDICTION OF INCORPORATION

OPKO Instrumentation, LLC	Delaware

OPKO Pharmaceuticals, LLC	Delaware

Froptix LLC	Florida

Claros Diagnostics, LLC	Delaware

Vidus Ocular, Inc.	Delaware

Pharma Genexx, S.A.	Chile

Pharmacos Exakta S.A. de C.V.	Mexico

FineTech Pharmaceutical Ltd.	Israel